EXHIBIT 10.31

Ingredion

PERSONAL & CONFIDENTIAL

April 16, 2023

Jeremy Xu
Delivered Electronically

Dear Jeremy:

I am pleased to appoint you to the position of **Senior Vice President and Chief Innovation Officer, President Specialty Sweeteners, Plant Based Proteins, Kerr and CEO PureCircle** with an effective date of May 2, 2023. You will continue to be based out of the Bridgewater location and report to me as a member of the Ingredion ELT.

Details of this new role include:

- Annual base salary of $605,000. This is an 5.2% increase.
- You will continue to participate in the Annual Incentive Plan (AIP) at a 70% target.
- An off-cycle equity grant of $150,000 USD Restricted Stock Units ("RSUs") with a grant date of May 2, 2023. These RSUs will cliff vest after three years.

Nothing herein shall confer on you any right to continue in employment or any other relationship with the Company or any successor or affiliate or affect in any way the right of the Company or any successor or affiliate to terminate your employment in accordance with local regulations. The terms of this letter shall be binding upon and inure to the benefit of any successor to the Company. This letter is a supplement to any previously signed agreements between you and Ingredion Incorporated.

Please execute this letter and return to Julie Quinn, VP Total Rewards, at julie.quinn@ingredion.com as soon as you can.

We appreciate the significant contributions you have made to Ingredion and look forward to your continued success in this new role!

Sincerely,

James Zallie
President and Chief Executive Officer
Ingredion Incorporated

Accepted:

J Xu 04/16/2023

Signature / Date